September 30, 1996

Securities Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentleman:

We have read Item 4 of Form 8-K dated September 19, 1996, of Bay Area Bancshares and are in agreement with the statements contained in Item 4(a)(1)
(i),(ii),(iii),(iv) and (v) on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/Ernst & Young LLP
Ernst & Young LLP